Filed Pursuant to Rule 433
Registration No. 333-159055
September 21, 2010
Pricing term sheet dated September 21, 2010
to Preliminary Prospectus Supplement dated September 20, 2010
(the “Preliminary Prospectus Supplement”)
Whiting Petroleum Corporation
$350,000,000 Aggregate Principal Amount of
6 1/2% Senior Subordinated Notes due 2018
The following information supplements the Preliminary Prospectus Supplement for the offering of 2018 Notes dated September 20, 2010, filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-159055.

Issuer:	Whiting Petroleum Corporation, a Delaware corporation (“WLL”)

Guarantor:	Whiting Oil and Gas Corporation, a Delaware corporation

Title of Securities:	6 1/2% Senior Subordinated Notes due 2018 (the “2018 Notes”)

Distribution:	SEC Registered

Principal Amount:	$350,000,000

Price to Public:	100.000%

Interest Rate:	6.500%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2011

Date of Maturity:	October 1, 2018

Yield to Maturity:	6.500%

Spread to Benchmark Treasury:	+ 425 bps

Benchmark Treasury:	UST 4.000% due August 15, 2018

Benchmark Yield:	2.250%

Equity Clawback:	Up to 35% at 106.500%, until October 1, 2013

Optional Redemption:	Make-whole call @ Treasury + 50 bps prior to October 1,
2014, then:

On or after:	Price:
October 1, 2014	103.250%
October 1, 2015	101.625%
October 1, 2016 and thereafter	100.0000%

Change of Control:	Put @ 101% of principal plus accrued interest

CUSIP:	966387 AF9

ISIN:	US966387AF99

Trade Date:	September 21, 2010

Settlement Date:	September 24, 2010 (T + 3)

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Raymond James & Associates, Inc.
BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
Barclays Capital Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
Comerica Securities, Inc.
BNP Paribas Securities Corp.
BOSC, Inc.
Lloyds TSB Bank plc

This communication is intended for the sole use of the person to whom it is provided by the sender.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.
The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling BofA Merrill Lynch at 800-294-1322 or email: dg.prospectus_requests@baml.com
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